Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 20, 2010
Registration Statement No. 333-150095

*Pxg Dtls* $1.56Bln HAROT 10-3 (Retail Auto Loan)

LEADS: JPM/BNP
CO-MGRS: BAML/CS/GS/HSBC	**ALL POT**

CL	SIZE	WAL	M/F	E.FNL	LGL	PXING	YLD	$PX	CPN
A1	$418.000	0.33	P1/F1+	06/11	10/11	IL-3	0.31004%	100.00000	0.31004
A2	399.000	0.99	Aaa/AAA	03/12	01/13	EDSF+15	0.540	99.99074	0.53
A3	479.000	1.90	Aaa/AAA	05/13	04/14	EDSF+20	0.704	99.99441	0.70
A4	263.989	2.91	Aaa/AAA	11/13	12/16	IS+25	0.950	99.97666	0.94
PRICING SPEED:	1.3ABS W/ 10% OPTIONAL CLEAN-UP CALL
ERISA ELIGIBLE?:	YES
REGISTRATION:	SEC-PUBLIC
CUSIPS:	A1:43813BAA0, A2:43813BAB8, A3:43813BAC6, A4:43813BAD4
EXPECTED PRICE:	PXD
EXPECTED SETTLE:	THURS OCT 28
BILL & DELIVER:	J.P. MORGAN

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.  Any disclaimer below is not applicable and should be disregarded.